Exhibit 10.5

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (the “Agreement”) is made and entered into as of February 13, 2026 by and among JFB Construction Holdings, a Nevada corporation (the “Company”) and Joseph F. Basile, III (“Executive”).

WITNESSETH THAT:

WHEREAS, Executive founded JFB Construction & Development Inc. in 2014 and is an owner of the Company and its current President/Chief Executive Officer, Secretary and Chairman of the Board of Directors of the Company;

WHEREAS, as requested or required by certain third-parties who have entered into construction or other similar contracts and commitments with the Company as set forth on Schedule A attached hereto, as the same may be amended or supplemented from time to time by Executive (the “Contracts”), Executive has directly or indirectly guaranteed or indemnified such third parties against, or agreed to pay or perform or otherwise assumed liability for, certain obligations arising under the Contracts as a state certified general contractor (the “Personal Guarantees”);

WHEREAS, Executive is willing to continue to provide the Personal Guarantees to the Company in exchange for the Company agreeing to indemnify and hold harmless Executive against any and all losses arising from the Personal Guarantees (the “Company Indemnity”);

NOW, THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants herein contained, from and after the date hereof, the parties hereto agree as follows:

1. Indemnity of Executive. Except as otherwise provided in Section 2 of this Agreement, the Company hereby agrees to hold harmless and indemnify Executive from and against any and all losses, damages, liabilities, judgments, awards, fines, penalties, interest, costs, or expenses of every kind whatsoever, including, without limitation, reasonable attorneys’ fees and disbursements, court costs, expenses of investigation, and costs of settlement, arising out of or relating to (i) any claim, demand, cause of action, suit, arbitration, governmental investigation, proceeding, or inquiry of whatever nature, whether civil, criminal, administrative, or investigative, and whether formal or informal (“Claims” and each a “Claim”) asserted against Executive that is based upon, arises out of, or relates to the Personal Guarantees (“Covered Losses”). To the extent Executive makes any payment, advances any costs, or incurs any expense in connection with any Claim that constitutes a Covered Loss or otherwise, the Company shall promptly, upon written demand, reimburse Executive in full for the amount of such payment, cost, or expense.

2. Conditions of Indemnification; Defense of Claims.

(a) Notwithstanding anything to the contrary in this Agreement, in the event Executive departs without Good Reason or is terminated for Cause (each as defined below), this Agreement and the Company Indemnification shall terminate and become null and void, and all interests and rights of the Executive in and to the same shall expire. For purposes of this Agreement, the term “Cause” shall mean Executive’s fraud or willful misconduct (for any reason other than disability or physical or mental incapacity). For purposes of this Agreement, “Good Reason” shall mean, without the prior written consent of Executive: (i) a material demotion in Executive’s title; (ii) a material and adverse reduction in Executive’s duties and responsibilities, taken as a whole; (iii) Executive’s annual cash compensation or (iv) Executive’s primary office location is moved, not by the Executive direct or indirect decision or written consent, to a location more than fifty (50) miles from its location as of the date hereof; provided, however, that none of the following shall constitute Good Reason: (A) any change in Executive’s title, duties, responsibilities, authority or reporting relationships that results from the Company becoming a subsidiary or other affiliate of another entity following the change in control result from the merger agreement among JFB Construction Holdings, XTEND AI Robotics Inc. and their respective affiliates (the “Merger Agreement”); (B) Executive no longer serving as the chief executive officer of a publicly traded parent entity; (C) changes in board composition or governance structure; or (D) the loss or sharing of decision-making authority, or any modification of Executive’s scope of authority, resulting from the Company becoming part of a larger corporate group, including the appointment or engagement of advisors, operating partners, integration executives, transition managers, consultants, or other representatives of the parent or its affiliates to assist with oversight, integration, strategy, governance, or transition of the business.

(b) If Executive receives notice of the commencement or assertion of any Claim that may give rise to Covered Losses (a “Notice Claim”), Executive shall give the Company prompt written notice of such Notice Claim; provided, however, that any delay or failure by Executive to give such notice shall not relieve the Company of its obligations hereunder except to the extent the Company is materially prejudiced thereby. The Company shall have the right, at its own expense, to assume the defense, compromise, or settlement of any Notice Claim with counsel reasonably satisfactory to Executive. Executive shall have the right to participate, at his own expense, in such defense. The Company shall not, without the prior written consent of Executive (such consent not to be unreasonably withheld, delayed, or conditioned), settle or compromise any Notice Claim if such settlement (i) imposes any obligation, admission, or liability on Executive, (ii) does not include a full release of Executive with respect to all matters relating to such Notice Claim, or (iii) involves any injunctive or equitable relief against Executive, or includes any admission of fault, culpability or failure to act on behalf of Executive.

3. Representations and Warranties of the Company. The Company hereby represents and warrants to Executive that: (a) the Company is an organization duly organized, existing and in good standing under the laws of its jurisdiction of organization, (b) the Company is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement, (c) the execution, delivery and performance of this Agreement by the Company has been duly authorized by all necessary action; (d) this Agreement constitutes a legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms; (e) the execution, delivery, and performance of this Agreement by the Company does not and will not violate or conflict with the Merger Agreement or any other agreement to which either the Company is a party or any judgment, order, or law applicable to the Company and (f) the execution, delivery and performance of this Agreement by the Company do not and will not violate or conflict with any organizational document of the Company.

4. Duration of Agreement. This Agreement shall become effective upon the closing of the Merger Agreement. All representations, warranties, agreements and obligations of the Company contained herein shall survive for the maximum period permitted under applicable law.

5. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company, whether pursuant to the Merger Agreement or otherwise), permitted assigns, spouses, heirs, executors and personal and legal representatives. Notwithstanding the prior sentence, the Company may not assign, transfer or delegate any rights or obligations under this Agreement, without the prior written consent of the Executive; provided, however, that no such consent shall be required in connection with any assignment or transfer as a result of any merger of the Company or by operation of law.

7. No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provisions hereof be enforced by, any other person, except as otherwise set forth in this Section 7.

8. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.

9. Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any other remedies provided by law.

10. Right of Setoff. In addition to and not in limitation of all rights of offset that the Executive may have under applicable law, and whether or not the Executive has made any demand hereunder, the Executive shall have the right to set off and apply any and all amounts payable to the Executive, whether such payments are due to the Executive in cash, the common stock of the Company or otherwise, against any and all amounts paid or expenses incurred by the Executive pursuant to the Company Indemnity that are subject to reimbursement hereunder.

11. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. Further, the invalidity or unenforceability of any provision hereof as to the Company shall in no way affect the validity or enforceability of any provision hereof as to the other.

12. Modification and Waiver. No supplement, modification, termination or amendment of this Agreement shall be binding unless executed in writing by each of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver. Notwithstanding anything to the contrary herein, Executive may update Schedule A from time to time without the need for an amendment to this Agreement, provided that such updates will be communicated to the Company in writing (email being sufficient for such purpose).

13. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail (without notice of delivery failure) if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent:

To the Company:

JFB Construction Holdings

Attn: Executive Office

1300 S. Dixie Highway, Suite B

Lantana, FL 33462

Email: [**]

To the Executive:

Joseph F. Basile, III

1300 S. Dixie Highway, Suite B

Lantana, FL 33462

Email: [**]

or to such other address as may have been furnished to the Executive by the Company or to the Company by Executive, as the case may be.

14. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

15. Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

16. Rules of Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

17. Governing Law and Consent to Jurisdiction. This Agreement and all matters related hereto shall be governed by, and construed and enforced in accordance with, the laws of the State of Nevada, without regard to its conflict of laws rules, to the extent such rules would result in the application of the laws of any other jurisdiction. The Company, the Director, and the Trust hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the state or federal courts located in Clark County in the State of Nevada (in any case, the “Nevada Court”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Nevada Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) waive any objection to the laying of venue of any such action or proceeding in the Nevada Court, and (iv) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Nevada Court has been brought in an improper or inconvenient forum.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Indemnification Agreement on and as of the date first above written.

COMPANY:

JFB CONSTRUCTION HOLDINGS

By:	/s/ Joseph F. Basile, III
Name:	Joseph F. Basile, III
Title:	Chief Executive Officer

EXECUTIVE:

By:	/s/ Joseph F. Basile, III
Joseph F. Basile, III

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